EXHIBIT 10.1

[COMPANY LETTERHEAD]

September 1, 2008

John B. Hill
2130 Looscan Drive
Houston, TX 77019

Re: Letter Agreement

Dear John,

On behalf of Calpine Corporation (the “Company”), I am pleased to extend an offer of regular, full-time employment to you for the exempt position of Executive Vice President and Chief Commercial Officer.  Details of this offer are provided below:

Title:	Executive Vice President and Chief Commercial Officer of the Company

Reporting Directly to:	President and Chief Executive Officer of the Company

Place of Employment:	Houston, Texas

Annual Base Salary:
$600,000 per annum (the “Base Salary”), paid bi-weekly, subject to annual review for increase at the discretion of the Compensation Committee (the “Committee”) of the Board of Directors of the Company.

Annual Bonus Program:
General.  With respect to each fiscal year of the Company during your employment, you will be eligible to receive a target annual cash bonus of 90% of Base Salary (the “Target Bonus”) with the opportunity to receive a maximum annual cash bonus of 200% of Base Salary, upon achievement of reasonable performance targets set by the Committee in consultation with you (“Incentive Compensation”).

2008 Bonus.  With respect to fiscal year 2008, you will be entitled to a prorated annual cash bonus (based on the period of your employment during such year) (the “2008 Bonus”) which shall be based on an annual bonus determined based on actual achievement of 2008 performance targets, but in no event shall be less than the amount of the prorated Target Bonus (or, if greater, the bonus that would have become payable based on the Company’s plan as of the date of this Letter Agreement).

Terms and Conditions of Annual Bonus.  Annual cash bonuses shall be awarded under the Calpine Incentive Plan and, if applicable for annual cash bonuses for years after 2008, shall be subject to the provisions of such plan which are required for compliance with Section 162(m) of the

John B. Hill

Internal Revenue Code (the “Code”).  Annual cash bonuses shall be paid in no event later than the 15th day of the third month following the end of the taxable year (of the Company or you, whichever is later) in which the performance targets have been achieved (or, for 2008, no later than such day of 2009).  You will be required to repay to the Company the after-tax amount of any annual cash bonuses paid to you in respect of any year in which you commit a willful and intentional act which directly results in a material restatement of the Company’s earnings.  For this purpose, the term “willful” will have the meaning set forth in the last sentence of the definition of “Cause” contained in the Calpine Corporation Change in Control and Severance Benefits Plan (the “Severance Plan”).  The Company will have three years from the date on which the applicable annual cash bonus is paid to require such repayment.

Sign-On Bonus:
In connection with signing this Letter Agreement, you will receive a one-time cash sign-on bonus in the amount of $1,000,000.  This payment will be made to you in the first or second payroll period following your start date.

Sign-On Equity Award:
In connection with signing this Letter Agreement, you will be granted on your start date an option to purchase shares of Company common stock (the “Sign-On Option”), which Sign-On Option shall have a Black-Scholes value (determined by the Company) of $7,500,000.  The Sign-On Option will be subject to the terms and conditions set forth in the award agreement attached as Exhibit A hereto, to the extent not inconsistent with the express terms herein.

In the event you commit a willful and intentional act which directly results in a material restatement of the Company’s earnings, you shall be required to repay to the Company an amount equal to the after-tax proceeds realized from the exercise of any portion of the Sign On-Option which vested in the year in which you committed such act.  You shall be permitted to return the after-tax portion of the underlying stock in kind.  The Company shall have three years from the date of the relevant vesting time to require such repayment.  To the extent any portion of the Sign-On Option subject to the foregoing repayment obligation is not exercised at the time such willful and intentional act is discovered, such portion shall be immediately forfeited.  For this purpose, the term “willful” will have the meaning set forth in the last sentence of the definition of “Cause” contained in the Severance Plan.

Stock Ownership
Requirement:	You agree that you will continue to hold common stock equal to at least fifty percent (50%) of the after tax proceeds of each Sign-On Option exercise until your termination of employment.

Benefits:	Calpine offers a competitive, comprehensive benefits package. You will be eligible to participate in Company benefit plans on the same basis as other senior executives of the Company.

John B. Hill

Commencing on January 30, 2009, you will be granted no less than 20 vacation days per year to be accrued and used in accordance with applicable Company policy.  You will be granted 10 vacation days in respect of 2008 which may be used prior to January 30, 2009.

Severance Benefits:
Within 30 days of your date of hire, you will be designated as a Tier 3 Participant in the Severance Plan.  Notwithstanding anything to the contrary contained in the Severance Plan, (a) the requirements of Sections 4.02 and 5.03 of such plan shall not be applicable to you (as such matters are covered by the Restrictive Covenant Agreement described below) and (b) you shall only be required to execute a release of claims (substantially in the form attached hereto as Exhibit C) as a condition to payment following termination of employment by the Company without Cause or by you for Good Reason which occurs prior to a Change in Control of the Company.  All capitalized terms in this paragraph shall have the meanings ascribed to them in the Severance Plan.  Amendments to the Severance Plan following the date hereof shall not be effective with respect to your participation in such plan to the extent that they either reduce the amount of benefits payable or are otherwise adverse to you.

In addition to the payments and benefits provided in the Severance Plan, in the event you are terminated by the Company without “Cause” or you terminate employment for “Good Reason” (as defined in the Severance Plan), the Company shall pay you an amount equal to the annual cash bonus that you would have been entitled to receive in respect of the fiscal year in which your termination date occurs, had you continued in employment until the end of such fiscal year, which amount shall be determined based on actual performance for such year relative to the performance goals applicable to you, with the amount of such bonus being multiplied by a fraction (A) the numerator of which is the number of days in such fiscal year through the termination date and (B) the denominator of which is 365.

Termination of Employment
By Reason of Death
or Disability:	In the event that your employment is terminated by the Company for Disability (as defined below) or by reason of your death, you will be entitled to the following payments and benefits:

•	any accrued and unpaid Base Salary;

•	any annual cash bonus earned but unpaid in respect of any completed fiscal year preceding the termination date;

•	reimbursement for any and all monies advanced or expenses incurred in connection with your employment for reasonable and necessary expenses incurred by you on

John B. Hill

behalf of the Company for the period ending on the termination date;

•	any accrued and unpaid vacation pay;

•
an amount equal to the annual cash bonus that you would have been entitled to receive in respect of the fiscal year in which your termination date occurs, had you continued in employment until the end of such fiscal year, which amount shall be determined based on actual performance for such year relative to the applicable performance goals and shall be paid at the time such annual bonus would otherwise have become payable;

•	the Sign-On Option shall become immediately vested and exercisable and shall remain exercisable for its full original term; and

•
the Company shall provide you (or, if your employment is terminated by reason of your death, your dependents) with continued coverage under any health, medical, dental, vision or life insurance program or policy in which you were eligible to participate as of the time of your termination of employment, which coverage shall (i) continue for 18 months following such termination, (ii) be on terms no less favorable to you and your dependents (including with respect to payment for the costs thereof) than those in effect for executive officers of the Company immediately prior to such termination, and (iii) become secondary to any coverage provided to you by a subsequent employer and to any Medicare coverage for which you become eligible.

Disability:
The Company may terminate your employment, on written notice to you after having reasonably established your Disability.  For purposes of this Letter Agreement, you will be deemed to have a “Disability” if, as a result of any medically determinable physical or mental impairment that can be expected to result in death or is reasonably expected to last for a continuous period of not less than twelve (12) months, you are unable to perform the core functions of your position (with or without reasonable accommodation) for a period of six (6) consecutive months or more, or are receiving income replacement benefits for a period of six (6) consecutive months or more under an accident and health plan covering employees of the Company.  You shall be entitled to the compensation and benefits provided for in this Letter Agreement for any period prior to your termination by reason of Disability during which you are unable to work due to a physical or mental infirmity in accordance with the Company’s policies for similarly-situated executives.  If any question shall arise as to whether, during any period you are disabled so as to be unable to perform the core functions of your

John B. Hill

then existing position with or without reasonable accommodation, you may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company, to whom you or your guardian has no reasonable objection, as to whether you are so disabled and how long such disability is expected to continue, and such certification shall for the purposes of this Letter Agreement be conclusive of the issue.  You shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and you shall fail to submit such certification, the Company’s determination of such issue shall be binding on you.  Nothing contained herein shall be construed to waive your rights, if any, under existing law, including, without limitation, the Family and Medical Leave Act of 1933, 29 U.S.C. ss.2601 et seq. and the Americans With Disabilities Act, 424 S.C. ss.12101 et seq.

Definitions	For the avoidance of doubt, Cause, Change in Control, and Good Reason shall have the meanings ascribed to them in the Severance Plan.

Restrictive Covenants:
In connection with entering into this Letter Agreement, you agree that you shall execute and abide by and be subject to the restrictive covenants set forth in the Restrictive Covenant Agreement attached hereto as Exhibit B (the “Restrictive Covenants”).  You acknowledge that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if you breach your obligations under such Restrictive Covenants.  Accordingly, you agree that the Company will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by you or your obligations under such Restrictive Covenants.

Indemnification and
Insurance:
The Company shall indemnify you, to the fullest extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by you, including the cost and expenses of legal counsel, in connection with any action, suit or proceeding to which you may be made a party by reason of your being or having been an officer, director, or employee of the Company or any of its subsidiaries or affiliates (“Proceeding”).  Such indemnification shall continue as to you even if you have ceased to be a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Company and shall inure to the benefit of your heirs, executors and administrators.  You shall be entitled to prompt advancement of any and all costs and expenses (including, without limitation, attorneys’ and other professional fees and charges) reasonably incurred by you in connection with any such Proceeding, any such advancement to be made within 15 days after you give written notice, supported by reasonable documentation, requesting such advancement.  Such notice shall include an undertaking by you to repay the amounts advanced to the extent that you are ultimately determined not to be entitled to indemnification against such costs and expenses.  Nothing in this Letter Agreement or elsewhere shall operate to limit or extinguish any right to

John B. Hill

indemnification, advancement of expenses, or contribution that you would otherwise have (including, without limitation, by agreement or under applicable law). You shall be covered during your period of employment with the Company and thereafter for as long as any executive is covered (but in no event for less than six (6) years) by officer and director liability insurance, in amounts and on terms no less favorable than those in effect on your date of hire, which insurance shall be paid by the Company.

Representations:
You represent and warrant to the Company that the execution and delivery by you of this Letter Agreement does not, and the performance by you of your obligations hereunder will not, with or without the giving of notice or the passage of time, or both:  (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to you; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which you are a party or by which you are or may be bound.

Section 409A:
To the extent applicable, it is intended that this Letter Agreement comply with the provisions of Code Section 409A and this Letter Agreement will be administered and interpreted in a manner consistent with this intent.  Notwithstanding anything contained herein to the contrary, for all purposes of this Letter Agreement, you shall not be deemed to have had a termination of employment unless you have incurred a separation from service from the Company within the meaning of Code Section 409A and, to the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, payments under this Letter Agreement that would otherwise be payable during the six-month period after the date of termination shall instead be paid on the first business day after the expiration of such six-month period.  In addition, for purposes of this Letter Agreement, each amount to be paid and each installment payment shall be construed as a separate identified payment for purposes of Code Section 409A.  With respect to expenses eligible for reimbursement under the terms of this Letter Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Code Section 409A.  With respect to any payments of tax gross ups to which you become entitled under the terms of this Letter Agreement, such payments shall be made by the Company no later than the end of the calendar year following the calendar year in which you remit the related tax, except to the extent earlier payment is provided for herein.

John B. Hill

Miscellaneous:
This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.  Amounts payable hereunder shall be subject to all applicable withholding.

Employment with the Company may be terminated by either party, at will, and this Letter Agreement shall not be construed to alter the at-will status of your anticipated employment with the Company.  In order to be in compliance with the Federal Immigration Law, this offer is contingent upon your providing verification of your eligibility to work in the United States and satisfactory completion of Calpine’s Pre-Employment Background Check.

[SIGNATURES FOLLOW]

John B. Hill

Please sign both copies of this Letter Agreement, retain one for your files and return one to Human Resources in the attached self-addressed stamped envelope.

John, we look forward to your joining our team.

Very truly yours,

CALPINE CORPORATION

/s/  Jack A. Fusco

Jack A. Fusco
President and Chief Executive Officer

AGREED AND ACCEPTED

/s/ Thad Hill	September 1, 2008
John B. Hill	Date

EXHIBIT A

CALPINE CORPORATION

EXECUTIVE SIGN ON

NON-QUALIFIED STOCK OPTION AGREEMENT

OPTION granted on September 1, 2008 (the “Grant Date”), by Calpine Corporation, a Delaware corporation (the “Company”), to John B. Hill (the “Grantee”) pursuant to this Non-Qualified Stock Option Agreement (“Stock Option Agreement”).

1.
GRANT OF OPTION.  The Company hereby grants to the Grantee the irrevocable Option to purchase, on the terms and subject to the conditions set forth herein and in the letter agreement between the Company and the Grantee, dated September 1, 2008 (the “Letter Agreement”), and (except as otherwise provided herein) the Plan (as defined below), 1,314,734 fully paid and nonassessable shares of the Company’s Common Stock, par value $.001 per share.  The Company grants the Option to the Grantee in four (4) tranches (each a “Tranche”).  The corresponding number of shares of Company Common Stock and the corresponding exercise price per share for each Tranche is set forth below.

Tranche	Number of Shares	Exercise Price
Tranche 1	262,083	$18.00
Tranche 2	309,920	$21.60
Tranche 3	349,705	$24.30
Tranche 4	393,026	$27.00

Options in Tranches 1, 2 and 3, and 328,292 of those Options in Tranche 4 which are scheduled to vest on the first anniversary of the Grant Date in accordance with Section 3 below are granted pursuant to the Company’s 2008 Equity Incentive Plan (the “Plan”), a copy of which is attached hereto.  The remaining Options shall be granted outside of the Plan but shall be deemed and treated for all purposes hereunder as though granted under the Plan and subject to its terms and conditions to the same extent as the Options granted hereunder which are granted pursuant to the Plan.  Except as otherwise set forth herein, the Option is subject, or deemed subject, as applicable, in its entirety to all the applicable provisions of the Plan as in effect on the Grant Date, which are hereby incorporated herein by reference.  The Option is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. Except as provided in Section 15 herein, or unless the context clearly indicates otherwise, capitalized terms not otherwise defined herein shall have the same definitions as provided in the Plan.

2.
PERIOD OF OPTION. The period of the Option shall commence on the Grant Date and shall expire on the seventh (7th) anniversary of the Grant Date (the “Option Period”). The Option (or any lesser amount thereof) may be exercised from time to time during the Option Period as to the number of Total Shares allowable under Section 3 below and the Plan.

3.
EXERCISE OF OPTION.  Except to the extent otherwise provided in the Letter Agreement or herein, each Tranche of the Option shall vest ratably on each of the first, second, third, fourth, and fifth anniversaries of the Grant Date; provided, however, that the Grantee must be continuously employed by the Company beginning on the Grant Date through each applicable vesting date.

4.
TERMINATION OF EMPLOYMENT.  In the event that the Grantee’s employment with the Company is terminated by the Company without Cause or by the Grantee for Good Reason, in each case, prior to a Change in Control, the portion of the Option scheduled to vest within a period of thirty-six (36) months following the Grantee’s date of termination shall become immediately vested and exercisable and shall remain exercisable for a period of two (2) years following the Grantee’s date of termination but in no event beyond its original term; and the remaining portion of the Option shall be forfeited as of the date of the Grantee’s termination of employment.  In the event that the Grantee’s employment with the Company is terminated for Disability or by reason of the Grantee’s death, the Option shall become immediately vested and exercisable and shall remain exercisable for its full original term.  In the event that the Grantee’s employment with the Company is terminated by the Company for Cause, any portion of the Option that remains outstanding, whether vested or unvested, shall immediately terminate as of the date of such termination.  In the event of termination of employment by the Grantee without Good Reason, any unvested portion of the Option shall immediately terminate, and any vested portion of the Option shall remain exercisable for a period of 90 days following such termination and shall terminate thereafter.

5.
CHANGE IN CONTROL.  In the event of a Change in Control, each Option shall become fully vested and shall immediately be cancelled, and, in exchange therefor, the Grantee shall be entitled to receive an amount per share equal to the excess, if any, of the per share merger consideration, over the per share exercise price of such Option.  The Grantee shall in all cases be entitled to receive such amount fully in cash.

6.
SECURITIES ACT REQUIREMENTS. In addition to the requirements set forth herein and in the Plan, (i) the Option shall not be exercisable in whole or in part, and the Company shall not be obligated to issue any shares of Common Stock subject to any such Option, if such exercise and sale or issuance would, in the opinion of counsel for the Company, violate the Securities Act of 1933 (the “1933 Act”) or other Federal or state statutes having similar requirements, as they may be in effect at that time; and (ii) each Option shall be subject to the further requirement that, at any time that the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares of Common Stock subject to such Option under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance of shares of Common Stock, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

7.
METHOD OF EXERCISE OF OPTION. Subject to the provisions of the Plan and Section 6 hereof, the exercise price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash or by certified or bank check at the time the Option is exercised or (ii) upon such reasonable terms as the Committee shall approve, the exercise price may be paid, in the discretion of the Grantee: (A) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the exercise price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Grantee identifies for delivery specific shares of Common Stock that have a Fair Market Value on the date of attestation equal to the exercise price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (B) a “cashless” exercise program established with a broker, if such a program is in place; (C) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate exercise price at the time of exercise, or (D) in any other form of legal consideration that may be acceptable to the Committee. The purchase price of Common Stock acquired pursuant to the Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by the Grantee that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act (codified as Section 13(k) of the Exchange Act) shall be prohibited with respect to this award.

8.
OTHER LIMITATIONS, REQUIREMENTS, PROTECTIONS, ETC.  The Grantee shall be subject to all other terms and conditions relating to the Option as set forth in the Letter Agreement, including but not limited to, the potential repayment and share ownership requirements set forth therein.  It is expressly acknowledged and agreed that nothing in this Stock Option Agreement or the Plan shall be inconsistent in a manner adverse to the Grantee with, or otherwise limit adversely to the Grantee, the express terms of the Letter Agreement, and, in the case of any conflict between the Letter Agreement, on the one hand, and this Stock Option Agreement or the Plan, on the other, the Letter Agreement shall control to the extent favorable to the Grantee.  For purposes of the foregoing sentence, the “Letter Agreement” excludes any attachments thereto of a form of stock option agreement, whether or not identical to this Stock Option Agreement.  Notwithstanding any provision hereof or of the Plan, any provision in the Plan giving the Company or any committee or other affiliate thereof the right, authority or discretion to interpret this Stock Option Agreement shall be of no force or effect in respect of this Stock Option Agreement.

9.	TRANSFERABILITY. The Option is not transferable otherwise than by will or pursuant to the laws of descent and distribution, and is exercisable during the Grantee’s lifetime only by the Grantee.

10.
BINDING AGREEMENT. This Stock Option Agreement shall be binding upon and shall inure to the benefit of any successor or assign of the Company, and, to the extent herein provided, shall be binding upon and inure to the benefit of the Grantee’s beneficiary or legal representatives, as they case may be.

11.
ENTIRE AGREEMENT. This Stock Option Agreement, the Plan, and the Letter Agreement set forth the entire agreement of the parties with respect to the Option granted hereby and may not be changed orally but only by an instrument in writing signed by the party against whom enforcement of any change, modification or extension is sought.  Without limiting any protection the Grantee may otherwise have, the Plan shall not be amended in any way that adversely affects the Grantee or the Option without the prior written consent of the Grantee.

12.
ELECTRONIC DELIVERY AND SIGNATURES. The Company may, in its sole discretion, decide to deliver any documents related to the Option or to participation in the Plan or to future options that may be granted under the Plan by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. If the Company establishes procedures of an electronic signature system for delivery and acceptance of Plan documents (including any Award Agreement like this Option), the Grantee hereby consents to such procedures and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

13.
WITHHOLDING OF TAX. To the extent that the exercise of the Option or the disposition of shares of Company’s Common Stock acquired by exercise of the Option results in compensation income to the Grantee for federal or state income tax purposes, the Grantee shall pay to the Company at the time of such exercise or disposition such amount of money or, if the Company so determines, shares of Common Stock, as the Company may require to meet its obligation under applicable tax laws or regulations and, if the Grantee fails to do so, the Company is authorized to withhold from any cash remuneration then or thereafter payable to the Grantee, any tax required to be withheld by reason of such resulting compensation income or the Company may otherwise refuse to issue or transfer any shares otherwise required to be issued or transferred pursuant to the terms hereof.

14.	ADJUSTMENTS/CHANGES IN CAPITALIZATION. This award is subject to the adjustment provisions set forth in the Plan.

15.
DEFINITIONS.  As used herein, the terms “Cause,” “Change in Control” and “Good Reason” shall have the meanings ascribed to them in the Calpine Corporation Change in Control and Severance Benefits Plan and the term “Disability” shall have the meaning ascribed to it in the Letter Agreement.

[SIGNATURE PAGE FOLLOWS]

Subject to Section 12 above, if the foregoing is in accordance with your understanding and approved by you, please so confirm by signing and returning the duplicate of this Stock Option Agreement enclosed for that purpose.

CALPINE CORPORATION

By:

The foregoing is in accordance with my understanding and is hereby confirmed and agreed to as of the Grant Date.

Grantee

EXHIBIT B

CALPINE CORPORATION
RESTRICTIVE COVENANT AGREEMENT

The following agreement (this “Agreement”) is hereby entered into as of September 1, 2008, by and between Calpine Corporation (the “Company”) and John B. Hill (“Executive”).  In connection with Executive’s employment with the Company and for and in consideration of the payments and benefits provided in the letter agreement between Executive and the Company dated as of September 1, 2008, Executive hereby agrees to abide by the following restrictive covenants:

1.	Proprietary Information and Records.

(a)
“Proprietary Information” means confidential or proprietary information, knowledge or data concerning (1) the businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how of the Company and its affiliates (the “Group”), (2) any other matter relating to the Group, (3) any matter relating to clients of the Group or other third parties having relationships with the Group and (4) any confidential information from which the Group derives business advantage or economic value.  Proprietary Information includes (A) the names, addresses, phone numbers and buying habits and preferences and other information concerning clients and prospective clients of the Group, and (B) information and materials concerning the personal affairs of employees of the Group.  In addition, Proprietary Information may include information furnished to Executive orally or in writing (whatever the form or storage medium) or gathered by inspection, in each case before or after the date of this Agreement. Proprietary Information does not include information (X) that was or becomes generally available to Executive on a non-confidential basis, if the source of this information was not reasonably known to Executive to be bound by a duty of confidentiality, (Y) that was or becomes generally available to the public, other than as a result of a disclosure by Executive, directly or indirectly, or (Z) that Executive can establish was independently developed by Executive without reference to Proprietary Information.

(b)
Executive acknowledges that he will obtain or create Proprietary Information in the course of Executive’s involvement in the Group’s activities and may already have Proprietary Information. Executive agrees that the Proprietary Information is the exclusive property of the Group. In addition, nothing in this Agreement will operate to weaken or waive any rights the Group may have under statutory or common law, or any other agreement, to the prohibition of unfair competition or the protection of trade secrets, confidential business information and other confidential information.

(c)	Executive will use and disclose Proprietary Information only for the Group’s benefit and in accordance with any restrictions placed on its use or disclosure by the Group.

(d)
After the termination of Executive’s employment, Executive will not use or disclose any Proprietary Information for any purpose. For the avoidance of doubt, but without limitation of the foregoing, after termination of Executive’s employment, Executive will not directly or indirectly use Proprietary Information from which the Group derives business advantage or economic benefit to solicit, impair or interfere with, or attempt to solicit, impair or interfere with, any person or entity, who, at the time of the termination of Executive’s employment, is then a customer, vendor or business relationship of the Group (or who Executive knew was a potential customer, vendor or business relationship of the Company within the six months prior to the termination of Executive’s employment).

(e)
Within five (5) business days following the termination of Executive’s employment, Executive will on request return to the Company all written Proprietary Information that has been provided to Executive and Executive will destroy all copies of any analyses, compilations, studies or other documents prepared by Executive or for Executive’s use containing or reflecting any Proprietary Information (provided that Executive may retain a copy of his contacts list and the contents thereof).

2.	Covenant Not to Solicit, Not to Compete, Not to Disparage and to Cooperate in Litigation.

(a)
Covenant Not to Solicit.  During Executive’s employment with the Company and for period of twelve (12) months after termination of Executive’s employment, Executive will not directly or indirectly, (i) solicit or attempt to solicit anyone who, at the time of the termination of Executive’s employment, is then an employee of the Group (or who was an employee of the Group within the six months prior to the termination of Executive’s Employment) to resign from the Group or to apply for or accept employment with any company or other enterprise, (ii) solicit any Customer to transact business with a competitive enterprise or to reduce or refrain from doing any business with the Company, (iii) transact business with any Customer that would cause Executive to be a competitive enterprise, or (iv) interfere with or damage any relationship between the Group and a Customer.  For purposes of this Agreement, (i) a “Customer” means any customer of the Group or prospective customer of the Group contacted and materially and specifically pursued during Executive’s employment by the Group to whom Executive provided services, or for whom Executive transacted business, or whose identity became known to Executive in connection with Executive ‘s relationship or employment with the Group, and (ii) “solicit” means any communication of any kind, regardless of who initiates it, that in any invites, advises, encourages or requests any person to take or refrain from taking any action.  The provisions of this Section 2(a) shall not apply following a termination of Executive’s employment which occurs on or after a Change in Control (as such term is defined in the Calpine Corporation Change in Control and Severance Benefits Plan).

(b)
Covenant Not to Compete.  During Executive’s employment with the Company and for a period of twelve (12) months thereafter, Executive shall not directly or indirectly manage, operate, participate in, be employed by, perform consulting services for, or otherwise be connected with any competitive enterprise; nor shall Executive receive compensation from any other company or business during the time Executive is employed with the Company unless the arrangement giving rise to such compensation has been (i) disclosed to and approved by the Board in advance or (ii) is otherwise permitted by the terms of this Agreement.  Executive may invest in any competitive enterprise, provided that Executive does not own more than five (5) percent of the voting securities of any such entity at any time. The provisions of this Section 2(b) shall not apply following a termination of Executive’s employment which occurs on or after a

Change in Control (as such term is defined in the Calpine Corporation Change in Control and Severance Benefits Plan).

(c)
Nondisparagement.  During and after Executive’s employment with the Company, the parties mutually covenant and agree that neither will directly or indirectly disparage the other, or make or solicit any comments, statements, or the like to any clients, competitors, suppliers, employees or former employees of the Company, the press, other media, or others that may be considered derogatory or detrimental to the good name or business reputation of the other party.  Nothing herein shall be deemed to constrain either party’s cooperation in any Board authorized investigation or governmental action, or to prohibit competition otherwise permitted hereunder.  In the event of Executive’s termination, Executive and Company shall agree on any press release relating to such termination and the Company and Executive shall not publicly discuss or comment on Executive’s termination in any manner other than as mutually agreed in the press release.

(d)
Cooperation in Any Investigations and Litigation.  For a period of no more than one year after termination of employment, Executive agrees that Executive will reasonably cooperate with the Company, and its counsel, in connection with any investigation, inquiry, administrative proceeding or litigation relating to any matter in which Executive was involved or of which Executive has knowledge as a result of Executive’s service with the Company by providing truthful information.  The Company agrees promptly to reimburse Executive for reasonable expenses reasonably incurred by Executive, together with hourly charges at the rate of $1,000 per hour, in connection with Executive’s cooperation pursuant to this Section 2(d).  Nothing herein shall require Executive to devote more than six (6) hours per week or four (4) days per month of time to such matters, to travel material distances in connection therewith or to take any action that would materially interfere with Executives duties for a subsequent recipient of his services.  Executive agrees that, in the event Executive is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to Executive’s employment by the Company, Executive will, to the extent not legally prohibited from doing so, give prompt notice of such request to the Chief Legal Officer of the Company so that the Company may contest the right of the requesting person or entity to such disclosure before making such disclosure.  Nothing in this provision shall require Executive to violate Executive’s obligation to comply with valid legal process.

(e)
Work Product.  Executive agrees that all programs, inventions, innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relate to the business of the Group, actual or anticipated, or to any actual or anticipated research and development conducted in connection with the business of the Group, and all existing or future products or services, which are conceived, developed or made by Executive (alone or with others) during the term of this Agreement for the Group (“Work Product”) belong to the Company.  Executive will reasonably cooperate fully, without cost to Executive, in the establishment and maintenance of all rights of the Group in such Work Product.  The provisions of this Section 2(e) will survive indefinitely to the extent necessary to require actions to be taken by Executive after the termination of this Agreement with respect to Work Product created during the term of this Agreement.

(f)
Blue Pencil. It is the intent and desire of Executive and the Company that the provisions of this Section 2 be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of this Section 2 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

(g)	Survive. Executive’s obligations hereunder shall survive, in accordance with their terms, termination of his employment with the Company.

IN WITNESS WHEREOF, Executive and the Company have executed the Release as of the date and year first written above.

/s/ Thad Miller	/s/ Thad Hill
Executive Vice President and
Chief Legal Officer
CALPINE CORPORATION	EXECUTIVE

EXHIBIT C

FORM OF RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Release”) is made as of this ____ day of _________, ____, by and between ______________ (“Executive”) and Calpine Corporation (the “Company”).

3.
FOR AND IN CONSIDERATION of the payments and benefits provided in the offer letter between Executive and the Company dated as of [_____________, 2008], (the “Letter Agreement”), Executive, for himself and his successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever:  (i) arising from the beginning of time up to the date of the Release including, but not limited to (a) any such Claims relating in any way to Executive’s employment relationship with the Company or any of the Releasees, and (b) any such Claims arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and/or the applicable state law against discrimination, each as amended, (ii) the termination of Executive’s employment relationship with the Company or any of the Releasees; (iii) arising under or relating to the Letter Agreement; (iv) relating to wrongful employment termination; or (v) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair:  (A) any rights Executive may have, from and after the date the Release is executed, under the Letter Agreement and the Calpine Corporation Change in Control and Severance Benefits Plan; (B) any rights to indemnification or advancement that may exist from time to time under the Company’s certificate of incorporation or bylaws, or state law or under any policy or agreement (and, without limiting the foregoing, any and all rights under Section 2(c) of the Restrictive Covenant Agreement); (C) any rights Executive may have to benefits under employee benefit plans or incentive compensation plans of the Company in accordance with their terms; (D) Executive’s ability to bring appropriate proceedings to enforce the Release; (E) any rights under the provisions of the Letter Agreement or the Stock Option Agreement referred to therein which in accordance with their terms continue in effect or otherwise apply after the date hereof (including without limitation rights under the gross-up provisions of the Calpine Corporation Change in Control and Severance Benefits Plan and rights under Section 2(g) of the Restrictive Covenant Agreement); or (F) any Claims Executive may have that cannot be waived under applicable law (collectively, the “Excluded Claims”).  Executive further acknowledges and agrees that, except with respect to Excluded

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Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of Executive’s employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees.

4.
Executive understands and agrees that, except for the Excluded Claims, Executive has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

5.
Executive acknowledges and agrees that Executive has been advised to consult with an attorney of Executive’s choosing prior to signing the Release.  Executive understands and agrees that Executive has the right and has been given the opportunity to review the Release with an attorney of Executive’s choice should Executive so desire.  Executive also agrees that Executive has entered into the Release freely and voluntarily. Executive further acknowledges and agrees that Executive has had at least [twenty-one (21)] [forty-five (45)] calendar days to consider the Release, although Executive may sign it sooner if Executive wishes.  In addition, once Executive has signed the Release, Executive shall have seven (7) additional days from the date of execution to revoke Executive’s consent and may do so by writing to:  ___________.  The Release shall not be effective, and no payments shall be due hereunder, until the eighth (8th) day after Executive shall have executed the Release and returned it to the Company, assuming that Executive had not revoked Executive’s consent to the Release prior to such date.

6.
It is understood and agreed by Executive that the payment made to Executive is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

7.
The Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of Executive’s claims.  Executive further acknowledges that Executive has had a full and reasonable opportunity to consider the Release and that Executive has not been pressured or in any way coerced into executing the Release.

8.
The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of Delaware, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

9.
The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Delaware.  If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a

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part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

10.	The Release shall inure to the benefit of and be binding upon the Company and its successors and assigns.

IN WITNESS WHEREOF, Executive and the Company have executed the Release as of the date and year first written above.

CALPINE CORPORATION	EXECUTIVE

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